EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

CleanSpark, Inc., a Nevada corporation (the “Company”), and Zachary Bradford, an individual (“Executive”) (collectively, the Company and Executive are referred to herein as the “Parties”), for good and valuable consideration, the receipt of which is hereby acknowledged, agree to the following terms and conditions of this Separation and General Release Agreement (“Agreement”), as of the Effective Date (as defined below):

1.
Separation from Employment: Executive agrees and the Company accepts that Executive will resign, in each case effective as of 11:59 PM Pacific Time on the date of Executive’s delivery of a signed copy of this Agreement to the Company in accordance with Section 19 (the “Effective Date”), from (w) his employment with the Company, (x) his position as an officer of, and any other management or other position he may hold with respect to, the Company, (y) his position as a director of the Company, including as a member of any committee of the Board of Directors of the Company and (z) each and every position he holds with respect to any of the Company’s direct or indirect subsidiaries, affiliates, companies, divisions and units. Executive will receive his base salary through the Effective Date (it being acknowledged and agreed that there are no unpaid bitcoin wages), which amount shall be paid no later than the first regular payroll date following the Effective Date. Executive will be reimbursed for any heretofore unreimbursed business expenses incurred during the course of his employment prior to the date of this Agreement that in all respects are permitted under, submitted for reimbursement within thirty (30) days, and approved by the Company (with Executive being excluded from such process), in each case in accordance with the Company’s current expense reimbursement policy. Simultaneously with the execution and delivery of this Agreement, Executive will execute and deliver to the Company the resignation letter attached hereto as Exhibit A, and Executive shall execute promptly such other documents evidencing any other resignations as the Company shall request. As of the Effective Date, Executive shall not represent himself as being an employee, officer, agent, or representative of the Company for any purpose, and Executive no longer will have authorization to incur any expenses on behalf of the Company. As of the Effective Date, subject to any benefit plan or program rights provided herein, Executive shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and Executive shall not receive any benefits or payments from the Company, including, without limitation, pursuant to the Employment Agreement dated as of October 26, 2020, as amended on April 16, 2021, September 13, 2022 and October 24, 2023 between Executive and the Company (as amended, the “Employment Agreement”), except as otherwise provided in this Agreement, under the terms of applicable benefits plans, or by law. As of the Effective Date, the Employment Agreement shall terminate with no provisions surviving Executive’s employment or otherwise remaining in force and effect. All post-employment obligations of the Parties are controlled by, and set forth in, this Agreement, which shall remain binding.
2.
Acknowledgements: Except as expressly set forth in this Agreement, and upon payment of all amounts due under this Agreement, Executive agrees that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which he may have been entitled and that no other remuneration or benefits are due to him, including, without limitation, under the Employment Agreement or the Company’s Long-Term Incentive Program (as defined below). Executive hereby certifies and confirms that he has had no known workplace injuries or occupational diseases relating to his employment or other interactions or positions with the Company or any of its affiliates. Executive also hereby represents, warrants, certifies and confirms that he has disclosed to the Company any and all information he has concerning any fraudulent or unlawful conduct involving the Releasees (as defined below) or any of them.
3.
Separation Benefits: In exchange for signing this Agreement and releasing and waiving claims that Executive may have against the Company and/or other Releasees and Executive’s compliance with the other terms and conditions of this Agreement and his cooperation in the transition of his work, the Company agrees to provide Executive with the following (the “Separation Benefits”):
(a)
Executive’s will be paid $91,346.15 in respect of 200 hours of accrued Paid Time Off (PTO), payable, less applicable withholdings and deductions, in a lump sum on the first regular payroll date following the Effective Date;
(b)
Executive will be paid a total gross amount of $1,583,000, which amount represents a prorated portion of Executive’s Bonus (as defined in the Employment Agreement) for 2025, payable, less applicable withholdings and deductions, in a lump sum on the first regular payroll date following the Effective Date;
(c)
Executive will be paid a total gross amount of $950,000.00 plus 14.4 Bitcoin (the “BTC” payment) (collectively, (the “Severance Amount”). The Severance Amount shall be paid, less applicable withholdings and deductions, in installments in accordance with the Company’s usual payroll practices over the twelve (12) months following the Effective Date (the “Severance Period”), the first payment to occur on the first regular payroll date following the Effective Date and to include any amounts that otherwise would have been paid prior thereto absent the delay;
(d)
Executive shall be compensated at a rate of $1,000.00 per hour, less applicable withholdings and deductions, for any efforts, administrative or otherwise, that may be requested in writing by the Company to facilitate an orderly transition, rounded to the nearest quarter hour;
(e)
Provided Executive (i) timely elects to continue group health plan (including executive health plan) coverage pursuant to COBRA, (ii) timely pays his share of the applicable COBRA premiums, (iii) is not eligible for group health plan coverage through a new employer, and (iv) otherwise remains eligible for COBRA continuation coverage, the Company shall (x) provide the same monthly premium subsidy it provides to active executive employees, such that Executive’s share of the applicable COBRA premiums will remain the same as that paid by active executive employees for corresponding coverage for a period of up to 12 months following the Effective Date, and (y) report as taxable income any portion of the applicable COBRA premium necessary for the Company and its employee benefit plans to comply with Internal Revenue Code nondiscrimination requirements applicable to group health plans or cafeteria plans;
(f)
(i) (A) Stock options granted pursuant to the Company’s 2017 Incentive Plan (the “Incentive Plan”) and held by Executive as of the Effective Date (the “Stock Options”) relating to 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (B) Restricted Stock Units granted pursuant to the Incentive Plan and held by Executive as of the Effective Date (but excluding the “2025 RSUs” as hereinafter defined) (the “Pre-2025 RSUs”) relating to 717,665 shares of Common Stock, shall, in the case of the immediately foregoing clauses (A) and (B), be treated in accordance with the terms applicable upon a termination without “Cause” as defined under, and in accordance with, the Employment Agreement. For avoidance of doubt, all the Pre-2025 RSUs shall immediately be issued and the Stock Options shall be become exercisable . Each of the Stock Options shall remain eligible for exercise until the original respective “Option Expiration Date” (as defined in the Incentive Plan) of the Stock Options notwithstanding Executive’s termination of employment with the Company;

(ii) Executive is hereby granted additional restricted stock units totaling 1,728,688 shares of Common Stock (the “2025 RSUs”) pursuant to the Incentive Plan, subject to the following terms and conditions: (i) 2025 RSUs relating to 864,344 shares of Common Stock shall be fully vested as of the Effective Date, and (ii) the remaining 2025 RSUs relating to a total of 864,344 shares of

Common Stock shall vest in two (2) equal installments, each relating to 432,172 shares of Common Stock, with one such installment to vest on each of the first two (2) anniversaries of the Effective Date, provided that Executive has not engaged in any Prohibited Activity and/or breached any provision of Section 8 as of the applicable vesting date. For the avoidance of doubt, if Executive engages in any Prohibited Activity and/or breaches any provision of Section 8 prior to the second (2nd) anniversary of the Effective Date, all unvested 2025 RSUs that have not vested as of the date of such activity or breach shall be immediately forfeited and cancelled without consideration;

(iii) At the Company’s expense, the Company agrees to use its reasonable best efforts to, as expeditiously as reasonably possible following the date that is 90 days after the Effective Date (or, in the case of shares not vested as of the Effective Date within five (5) business days of their becoming vested shares), cause its legal counsel to provide any and all necessary legal opinions covering all vested shares of common stock, if required, so that they may be deposited with the Executive’s brokerage account and be freely traded without any restrictions under applicable securities laws, in each case subject to, and conditional upon, delivery by the Executive of customary non-affiliate paperwork reasonably acceptable to the Company and its legal counsel;

(iv) Without limiting any other provision of this Agreement, and except as provided in the foregoing Sections 3(c) and (d), the Stock Options, the Pre-2025 RSUs and the 2025 RSUs (i) are subject to the terms and conditions of the Incentive Plan and any award agreement with respect thereto, including with respect to exercise and settlement dates, and (ii) are in full satisfaction and settlement of all claims and rights of Executive with respect to the Incentive Plan and/or any award under the Long-Term Incentive Plan and any other equity or equity-based any awards under such plans, including any awards the grant of which has not been finalized, implemented or completed; and

(v) For avoidance of doubt, all other shares of the Company’s common and/or preferred stock currently held by Executive, and not otherwise addressed herein, shall be unaffected by this Agreement;

(g)
The Company will provide a lump sum security payment to Executive in the amount of $50,000, payable, less applicable withholdings and deductions, by no later than the first regular payroll date following the Effective Date. All security responsibility will transfer to Executive upon payment. This payment is taxable. The Company also agrees to continue online and dark web threat monitoring on the Executive for the first twenty-four (24) months following the Effective Date and will notify Executive of any threats considered credible or dangerous; and
(h)
Executive and the Company will reasonably cooperate in the messaging of Executive’s departure from the Company, provided that the Company will have final approval with respect to any and all public statements from any person (including Executive) with respect thereto.

The Company shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement any amounts that that it determines it is required to deduct or withhold pursuant to applicable law or the terms of any applicable benefit plans. Executive acknowledges and agrees that (i) the Separation Benefits exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan, or procedure of the Company and/or any prior agreement, understanding, or arrangement between Executive and the Company, including, without limitation, the Employment Agreement, and (ii) except pursuant to the terms and conditions of the Company’s tax-qualified retirement plan and health and welfare plans, Executive shall not be entitled to continue to participate in any compensation or employee benefit plans or arrangements of the Company (including without limitation, any awards under the Company’s 2017 Incentive Plan, Long-Term Incentive Plan, or any other incentive plan or arrangement), except pursuant to the terms of any tax-qualified retirement plan and health and welfare plans of the Company.

4.
Release of Claims and Waiver of Damages:
(a)
In consideration for the Separation Benefits and other valuable consideration, and except as provided below, Executive, for himself and for his heirs, executors, administrators, trustees, legal representatives, successors and assigns forever releases and discharges the Company and any and all of the Company’s past and present parent companies, subsidiaries, affiliates, successors and assigns, and its and their respective past and present officers, directors, employees, stockholders, customers, agents, attorneys, and employee benefit plans and their administrators and trustees, in their individual and official capacities, (the “Releasees”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Executive ever had, now have, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan policy, procedure, conduct, occurrence, or other matter, up to and including the Effective Date, including but not limited to (i) all claims under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act and other federal, state and local leave laws, the Workers Adjustment and Retraining Notification Act and similar state and local laws, any whistleblower protection law, including but not limited to the Sarbanes-Oxley Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Nevada Fair Employment Practices Act and any other applicable Nevada laws; (ii) all claims of discrimination, harassment, and retaliation in connection with Executive’s employment, the terms and conditions of such employment and Executive’s separation from employment under any federal, state, and/or local fair employment, non-discrimination, or civil rights law or regulation; (iii) all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory and/or punitive damages; and all claims for attorneys’ fees, costs, disbursements, and/or the like, and (iv) all claims with respect to compensation, including equity and equity-based grants granted pursuant to the Incentive Plan and LTIP.
(b)
Executive further agrees, to the maximum extent permitted by law, that Executive will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on Executive’s behalf, any action or proceeding of any kind (judicial or administrative) (on Executive’s own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court or agency, or participate in any action, suit, or proceeding (unless compelled by legal process or court order), against the Company or any of the Releasees, with respect to any claim released herein. Executive also warrants and represents that as of the Effective Date, Executive has not taken or engaged in any of the acts described in the foregoing sentence. If, notwithstanding the foregoing promise, Executive violates this Section 4(b), Executive understands and agrees that Executive shall be required and hereby agrees, to the maximum extent permitted by law, to indemnify and hold harmless the Company and/or any of the Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.
5.
Claims Not Released: Executive is not releasing: claims arising after the Effective Date; claims related to enforcement of this Agreement; any rights or claims Executive may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee retirement plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; any rights to indemnification pursuant to applicable law or pursuant to the terms of the Employment Agreement or any other agreement between Executive and the Company or any of its affiliates; and/or any claims or rights which cannot be waived by law.
6.
Company Release: In consideration of the mutual benefits and promises described herein and for other good and valuable consideration, the sufficiency of which the Company hereby acknowledges, the Company hereby releases and forever discharges Executive from any and all known and unknown, asserted or unasserted claims and causes of action, arising out of or related to Executive’s employment and/or separation from employment with the Company including, but not limited, to claims for breach of implied or express contract, negligence, estoppel, defamation, infliction of emotional distress, or violation of public policy or any claims pursuant to common law. Notwithstanding the foregoing, the Company is not releasing: claims arising after the Effective Date; claims related to enforcement of this Agreement; claims related to breach of fiduciary duty, fraud, embezzlement or other intentional misconduct; and/or any claims or rights which cannot be waived by law.
7.
Confidentiality of this Agreement: Executive agrees that, except as set forth in Section 10 below, Executive will not disclose, disseminate, or publicize, and shall not cause or permit to be disclosed, disseminated, or publicized, this Agreement, or any of the terms of this Agreement, to any person, corporation, association, or other entity, except (i) to Executive’s spouse, attorneys, religious, medical and psychological counselors, and tax advisors (provided that Executive shall be liable for any disclosure by such recipients to third parties that is not expressly permitted by the terms of this Agreement); (ii) as Executive is advised by independent legal counsel that Executive is required by law to disclose provided that Executive notifies the Company in advance of each and every such disclosure; (iii) to the extent necessary to report income to appropriate taxing authorities; (iv) in response to an order or subpoena of a court or government agency of competent jurisdiction; or (v) any portion of this Agreement that has been publicly disclosed by the Company.
8.
Continuing Obligations:
(a)
Confidentiality. Executive understands that the nature of the Executive’s position with the Company gave Executive access to and knowledge of all information that is not publicly disclosed and that belongs to the Company (“Confidential Information”) and placed Executive in a position of trust and confidence with the Company. Such Confidential Information includes, without limitation, trade secrets, company passwords, financial information, business process, and personnel and policy information. Executive further understands and acknowledges that the Company's ability to reserve such Confidential Information and relationship and introductions for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. Executive understands and agrees that, except as set forth in Section 10 below, he is legally required to protect the confidentiality of Confidential Information regardless of whether he signs this Agreement, and Executive agrees not to disclose or use any Confidential Information at any time in the future, except as authorized by the Company or as required by law. Notwithstanding the foregoing, pursuant to the federal Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company agrees not to provide the Executive any material non-public information after the Effective Date of this Agreement except as reasonably necessary for legitimate business or other purposes related to Executive’s prior service as an officer and/or director of the Company and is mutually agreed in advance by the parties, provided that neither party shall unreasonably withhold such agreement.

(b)
Non-Competition. Because of the Company’s legitimate business interest, including as described herein, and the good and valuable consideration offered to Executive pursuant to this Agreement, for the twelve (12) months, to run consecutively, beginning on the Effective Date (the “Non-Compete Restricted Period”), Executive agrees and covenants not to engage in Prohibited Activity (as defined below) within the United States or any other country in which the Company is doing business or planning or preparing to do business, in each case, as of the Effective Date. For purposes of this Agreement, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company is engaged or planning or preparing to be engaged as of the Effective Date, including, without limitation, those engaged in the business of server centers or cryptocurrency mining. Prohibited Activity does not include providing services to a business engaged specifically in BTC or cryptocurrency treasury activity as its primary business so long as Executive otherwise is in compliance with all of his other obligations under this Agreement, including, without limitation, those set forth in Sections 8(c) and (d) below. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.
(c)
Non-Solicitation of Personnel. During the two (2) years, to run consecutively, beginning on the Effective Date (the “Non-Solicit Restricted Period”), Executive agrees and covenants not to, directly or indirectly, for or on behalf of Executive or any other person, firm, corporation or other entity, (A) knowingly induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof or (B) hire any person who was an employee of the Company within ninety (90) days after such person ceased to be an employee of the Company (or attempt to or undertake preparations to do any of the foregoing actions described in clauses (A) and (B)).
(d)
Non-Interference with Business Relations. During the Non-Solicit Restricted Period, Executive agrees and covenants not to, directly or indirectly, for or on behalf of Executive or any other person, firm, corporation or other entity, knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (or attempt to or undertake preparations to do any of the foregoing).
(e)
Non-Disparagement. Executive agrees that he will not disparage the Company, its services, its products or any of its current or former affiliates, members, officers, directors, employees, or agents, including but not limited to the Releasees. The Company will instruct its current board of directors and officers not to publicly disparage Executive. For the avoidance of doubt, nothing in this Section 8(e) shall prohibit or restrict Executive or any director or officer of the Company from making any disclosures that are required by law or legal process.
(f)
Executive acknowledges that that restrictions set forth in this Section 8 are in addition to, and not in place of, any existing confidentiality, non-competition, non-solicitation, non-interference, non-disparagement or other similar obligations that survive termination of employment, which are hereby ratified, reaffirmed and incorporated by reference.
(g)
If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the applicable restricted period shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the restricted period shall be tolled during any period of such violation.
9.
Cooperation and Notification of Legal Process: Upon the receipt of reasonable notice from the Company (including outside legal counsel), Executive agrees that Executive will respond and provide information with regard to matters about which Executive has knowledge as a result of Executive’s employment with the Company. Without limiting the generality of the foregoing, Executive shall cooperate with the Company over the ninety (90) day period following the Effective Date in the transition of the Company’s corporate credit card. As a former executive officer and director of the Company, Executive further agrees to promptly complete and return any director and officer questionnaire or provide similar information, and execute any certifications, as may be requested by the Company in connection with legal and regulatory requirements, including the requirements of the federal securities laws and the relevant national stock exchange, and the Company’s controls and procedures. Executive will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Except as set forth in Section 12 below, Executive agrees to promptly inform the Company (to the fullest extent that Executive is legally permitted to do so) if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates or is asked to assist in any investigation of the Company or any of its affiliates, members, officers, directors, employees, or agents (or any of their respective alleged actions or omissions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 9.
10.
Indemnification: The Company shall continue to indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer, director, employee, contractor or agent of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Executive serves as an officer, director, or employee at the Company’s request.
11.
Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security or proving economic harm, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available; provided that, if a breach is curable as determined by the Company in its sole discretion, the Company shall notify Executive and provide a thirty (30) day opportunity to cure prior to seeking equitable relief as provided in this Section 11. In addition, in the event of a violation by Executive of Section 8 or Section 9 hereof, payment of the Separation Benefits shall immediately cease.

12.
Reservation of Rights: Nothing in this Agreement or any of the provisions above shall be construed to prevent or limit Executive from (a) responding truthfully to a valid subpoena; (b) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including, without limitation, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, and/or any state or local human rights agency; or (c) filing, testifying or participating in or otherwise assisting in a proceeding related to, or reporting, an alleged violation of any federal, state or municipal law or any rule or regulation of Securities Exchange Commission (“SEC”), the Commodities Futures Trading Commission (“CFTC”), or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Section 12 and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nevertheless, Executive acknowledges and agrees that by virtue of the release set forth in Section 4, Executive, to the maximum extent permitted by law, has waived any relief available to Executive (including, without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, except as set forth herein, Executive agrees that he will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. This Agreement does not, however, waive or release Executive’s right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC.
13.
No Admission of Wrongdoing: The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever against Executive or otherwise.
14.
Company Property: Executive represents, warrants and covenants that Executive has returned to the Company (or will return to the Company on or before the Effective Date) all Company property in Executive’s possession or control, including, without limitation, all telephones, keys, access cards, security badges, credit cards, phone cards, equipment, computer hardware and encryption devices (including, but not limited to, all laptops, computers, printers, telephones, etc.), all contents of all such hardware, all passwords and codes needed to obtain access to or operate all or part of any such hardware, all electronic storage devices (including but not limited to all hard drives, disk drives, diskettes, CDs, CD-ROMs, DVDs, and DVD-ROMs), all contents of all such electronic storage devices, all passwords and codes needed to obtain access to or use all or part of any such electronic storage device, all computer software and programs, financial information, accounting records, computer printouts, manuals, data, materials, papers, books, files, documents, records, policies, customer information and lists, marketing information, specifications and plans, data base information and lists, mailing lists, and notes, including but not limited to any property describing or containing any Confidential Information, and Executive agrees that Executive will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.
15.
Entire Agreement; Severability: This Agreement represents the entire agreement of the parties concerning the subject matter of this Agreement. All other express or implied agreements of the parties, including the Employment Agreement, not expressly contained or incorporated by reference herein are of no further force or effect. This Agreement may not be modified, supplemented, canceled or discharged in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect; provided that the court shall modify the Agreement to make such unenforceable provision valid to the maximum extent permitted by law; and provided, further, that if the release and waiver above is deemed to be illegal, void, or unenforceable, Executive agrees to enter into a valid release satisfactory to the Company, or at Executive’s option, to return the amounts received as consideration for this Agreement.
16.
Governing Law; Jurisdiction; Mediation:
(a)
This Agreement and all matters arising out of our relating to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction.
(b)
The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and shall be brought and litigated in Clark County, Nevada. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
17.
Section 409A Compliance: The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance or exemption therewith.
(a)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 17(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(b)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(c)
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)
In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
18.
Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement (whether executed manually or by way of a digital signature) by facsimile or other transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.
19.
Acceptance and Effective Date: Executive understands and agrees that Executive has until 5:00 PM Pacific Time on August 10, 2025 to consider this Agreement and may sign it any time up to and including such time. Executive may accept this Agreement by signing it and delivering it to the Company via Docusign, in the time period specified in this Section 19. This Agreement will not be effective or accepted if modified by Executive unilaterally without the express written consent/agreement of the Company. Executive is advised to consult with an attorney before signing this Agreement. In the event Executive does not sign this Agreement, the Agreement will be null and void and Executive will not be entitled to the Separation Benefits.
20.
Voluntary Acceptance: BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE: (A) HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (B) HAS DISCUSSED ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE OR HAS HAD A REASONABLE OPPORTUNITY TO DO SO; (C) HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; (D) HAS HAD THE OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT FOR A REASONABLE PERIOD OF TIME; AND (E) IS KNOWINGLY, VOLUNTARILY, AND OF EXECUTIVE’S OWN FREE WILL, WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE, ENTERING INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT AND AGREEING TO ABIDE BY ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

EXECUTIVE:

___/s/ Zachary Bradford____________________________

Name: Zachary Bradford

Date: _August 10, 2025___________________________

COMPANY:

CleanSpark, Inc., a Nevada corporation

By: ___/s/ S. Matthew Schultz______________________

Name: S. Matthew Schultz

Title: Executive Chairman

Date: _August 10, 2025___________________________